UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



                          Date of Report
                 (Date of earliest event reported)
                          April 18, 2002



                       US Airways Group, Inc.
                 (Commission file number: 1-8444)

                               and

                          US Airways, Inc.
                 (Commission file number: 1-8442)

    (Exact names of registrants as specified in their charters)



        Delaware               US Airways Group, Inc. 54-1194634
(State of incorporation        US Airways, Inc.       53-0218143
  of both registrants)       (I.R.S. Employer Identification Nos.)



                       US Airways Group, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-7000
       (Registrant's telephone number, including area code)



                          US Airways, Inc.
              2345 Crystal Drive, Arlington, VA 22227
             (Address of principal executive offices)
                          (703) 872-7000
       (Registrant's telephone number, including area code)





Item 5. Other Events

     On April 18, 2002, US Airways Group, Inc. (the Company) and US Airways, Inc. (US Airways) issued a news release disclosing the results of operations for both companies for the three months ended March 31, 2002, and selected operating and financial statistics for US Airways for the same period (see Exhibit 99 to this report).

     Following the news release, David N. Siegel, President and Chief Executive Officer of both the Company and US Airways, Michelle V. Bryan, Executive Vice President of Corporate Affairs and General Counsel for both companies, Neal S. Cohen, Executive Vice President of Finance and Chief Financial Officer of both companies, Alan W. Crellin, Executive Vice President of Operations for US Airways, B. Ben Baldanza, Senior Vice President of Marketing and Planning of US Airways and Jerrold A. Glass, Senior Vice President of Employee Relations for US Airways, spoke with industry analysts on a conference call.

     During the call, Mr. Siegel announced the Company is developing a restructuring plan to address the significant challenges faced by the Company. Mr. Siegel noted that all key stakeholders will be asked to participate in the restructuring process. The Company also disclosed that it is likely it will apply to the Air Transportation Stabilization Board for a government guaranteed loan to provide liquidity to execute a restructuring plan and fund the business until the industry recovers. Operating cash flow is expected to turn positive for the second quarter of 2002, however, the Company expects there to be pressure on its cash position in the late third and fourth quarter of 2002, without taking into account its restructuring plan. In April 2002, the Company received a tax refund of $169 million primarily as a result of the recently enacted economic stimulus legislation.

     In terms of guidance for 2002, US Airways expects an 11% reduction in available seat miles for the year. For the second quarter of 2002, US Airways expects its capacity to be 20% lower on a year-over-year basis, load factors to be up at least 2 points and passenger revenue per available seat mile to be down 5% to 7%. Unit costs for the second quarter 2002, including fuel, are anticipated to increase 2% to 4% over last year's second quarter. For the second quarter 2002, the Company has currently hedged 45% of its consumption needs, which translates into a projected price per gallon for the hedged fuel of 64 cents, including taxes. Additionally, the Company has currently locked in prices for approximately 24% of its projected consumption needs for the third quarter of 2002, which translates to a projected price of 68 cents per gallon, including taxes, for the hedged fuel. Unit costs, excluding fuel, are expected to increase 6% to 8% over the second quarter of 2001. The Company expects a book tax rate for the rest of 2002 to be between 15% to 20%.

     Certain of the information contained in the attached news release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: costs related to the Company's compliance with governmental requirements imposed as a result of the September 11, 2001, terrorist attacks and the Company's response to the effect of such attacks; labor and competitive responses to the steps taken by the Company as a result of such attacks; demand for transportation in the markets in which the Company operates in light of such attacks; economic conditions; labor costs; financing costs; aviation fuel costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the Company's products; and other risks and uncertainties listed from time to time in the Company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

Item 7.   Financial Statements and Exhibits

(c)  Exhibits

Designation                      Description
-----------                      -----------
    99        News release dated April 18, 2002, of US Airways
              Group, Inc. and US Airways, Inc.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

                              US Airways Group, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: April 18, 2002     By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              Chief Accounting Officer

                              US Airways, Inc. (REGISTRANT)

                              /s/ Anita P. Beier
Date: April 18, 2002     By:  --------------------------------
                              Anita P. Beier
                              Vice President and Controller
                              Chief Accounting Officer





            (this space intentionally left blank)


Exhibit 99

      US AIRWAYS GROUP REPORTS $269 MILLION FIRST QUARTER LOSS

     ARLINGTON, Va., April 18, 2002 -- US Airways Group today reported a net loss of $269 million for the first quarter of 2002 on revenues of $1.7 billion, compared to a net loss of $171 million on revenues of $2.2 billion for the same period in 2001. On a diluted per-share basis, the net loss in the first quarter amounted to $3.97 versus $2.55 last year.

     Excluding accounting changes in both years and an unusual item in 2001, the loss for the first quarter was $286 million, or $4.22 per diluted share, compared to $164 million, or $2.45 per diluted share, for the first quarter of 2001.

     "While the industry finds itself in extraordinary times, there is significant long-term potential at US Airways, with its strong East Coast franchise, superior product and dedicated employees who produce an outstanding operation. However, the results we are announcing today are not only extremely disappointing, they are unacceptable," said US Airways President and CEO David Siegel.

     "Our losses reflect a weak economic environment, the drop in travel, especially by business customers, following the events of last September, and increased competition by low-cost carriers and regional jet operators. To be successful, US Airways must restructure to lower its unit costs, optimize the revenue potential of its East Coast presence and improve its overall balance sheet position," Siegel said.

     "To implement our restructuring plan, it is likely US Airways will file an application with the federal Air Transportation
Stabilization Board for a government-guaranteed loan," Siegel said. The company understands that if such an application is made, it must be formally filed with the ATSB on or before June 28.

     "Recognizing the significant challenges US Airways faces, the company will be asking all key stakeholders to participate in this restructuring process," he said.

                              -more-
US AIRWAYS GROUP REPORTS
$269 MILLION FIRST QUARTER LOSS
Page Two
April 18, 2002


FINANCIAL AND OPERATING PERFORMANCE

     Operating revenues for the quarter were $1.7 billion, down 23.7 percent from the first quarter of 2001. Operating expenses were $2.1 billion, down 15.0 percent, excluding the unusual item described below. Pre-tax loss of $435 million for the 2002 first quarter compared to a pre-tax loss of $248 million last year excluding the unusual item.

     Results for the first quarter include a tax benefit of $149 million. Although US Airways had recorded a full valuation allowance in 2001, as a result of recent legislation, the company has now realized additional tax benefits. The first quarter 2002 results also include a $17 million credit related to a change in accounting policy for engine maintenance at one of the Company's Express subsidiaries. The first quarter of 2001 included a $22 million ($14 million after-tax) impairment charge related to the early retirement of certain B737-200 aircraft and a $7 million after-tax credit resulting from US Airways' accounting change to adopt SFAS 133 - Accounting for Derivative Instruments and Hedging Activities.

     Total available seat miles declined 18.9 percent year over year, reflecting US Airways' capacity reductions following the events of last September. US Airways carried 11.8 million passengers in the 2002 first quarter, a decline of 16.7 percent compared to the 14.2 million carried the previous year. Revenue passenger miles declined
16.0 percent year over year, while the passenger load factor increased by 2.3 percentage points to 68.5 percent versus 66.2 percent last year. Passenger revenue per available seat mile was
9.35 cents, a decrease of 11.0 percent compared to 2001, while the cost per available seat mile was 12.91 cents, an increase of 1.0 percent over last year. Aviation fuel cost was 68.31 cents per gallon, a decrease of 27.3 percent compared to 2001.

     US Airways Group's cash position as of March 31, 2002, was $561 million. "We view the company's cash position as stable," said Neal Cohen, US Airways executive vice president and chief financial officer. "We are entering a period of the year when we expect cash to accumulate, including the one-time benefit of a tax refund."

                                -more-
US AIRWAYS GROUP REPORTS
$269 MILLION FIRST QUARTER LOSS
Page Three
April 18, 2002


RECENT DEVELOPMENTS

     - Recognition by the Airline Quality Rating, a national study conducted by two mid-western universities, as the top-ranked network carrier in 2001 and second overall on the key performance measurements of on-time arrivals, baggage handling, customer complaints and denied boardings.
     - Significant improvements in US Airways' operating performance in the 2002 first quarter when compared to the previous year. Specifically, on-time arrivals and completion factor were up, while cancellations were down significantly.
     - A new senior management team in the key areas of finance, marketing and planning, labor and the general counsel's office, led by new President and CEO David Siegel.
     - Enhancements in customer service, including more security checkpoint lanes and electronic check-in kiosks at key airports, and a new regional aircraft terminal at the Charlotte hub.
     - Significant structural changes to the network since late last year. The MetroJet brand was eliminated, as was most other non-hub flying. Most fleet decisions made then have been implemented with the retirement of the older, less fuel-efficient DC-9, MD-80, F-100 and Boeing 737-200 fleets and the subsequent sale of 97 of these surplus aircraft.
     - Restoration of service at Ronald Reagan Washington National Airport to 76 percent of its pre-September 11 level by the end of the first quarter and to 83 percent in June.
     - Resumption of most transatlantic service, where US Airways had the largest year-over-year increase in load factor among U.S. flag carriers in the first quarter, up 7.2 percentage points to 74.5 percent.

WEBCAST INFORMATION

     US Airways will conduct its first quarter 2002 conference call this afternoon at 1 p.m., Eastern time. Interested parties are invited to listen as senior officers of the company discuss the earnings results with analysts from the investment community.

                               -more-
US AIRWAYS GROUP REPORTS
$269 MILLION FIRST QUARTER LOSS
Page Four
April 18, 2002


The conference call will be held via a Webcast on US Airways' Web site usairways.com at the following location:
http://investor.usairways.com/medialist.cfm.

     The Webcast will last approximately one hour. We ask that you log on at least five minutes before the call in order to register. An archive of the conference call also will be available on US Airways' Web site through July 17, 2002. A telephone replay of the call will be available through 6 p.m., Eastern time, July 22, 2002, by calling 402-220-0512.

     To access the Webcast, you will need Real Player installed on your computer. You can download Real Player through the US Airways Web site by following the instructions shown on the Presentations page (URL listed above). The download is free and should take approximately 10 minutes.

Certain of the information discussed above or enclosed herewith should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. A number of risks and uncertainties exist, which could cause the actual results to differ materially from the results projected in such forward-looking statements. Additional information concerning the factors, which could cause actual results to differ materially from the forward-looking statements, will be contained in a Form 8-K filed today with the Securities and Exchange Commission. US Airways assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates.


                                -30-


NUMBER:  4269

                        US Airways Group, Inc.          NEWS RELEASE
             CONSOLIDATED STATEMENTS OF OPERATIONS

                          (unaudited)
       (dollars in millions, except per share amounts)

                                Three Months Ended March 31,
                              -----------------------------------
                                               2001         %
                                 2002        (Note 1)     Change
                              ---------     ---------    --------
Operating Revenues
 Passenger transportation    $    1,435    $    1,963      (26.9)
 Cargo and freight                   33            46      (28.3)
 Other                              241           232        3.9
                              ---------     ---------
   Total Operating Revenues       1,709         2,241      (23.7)

Operating Expenses
 Personnel costs                    884           933       (5.3)
 Aviation fuel                      180           311      (42.1)
 Aircraft rent                      135           138       (2.2)
 Other rent and landing fees        106           118      (10.2)
 Aircraft maintenance                97           138      (29.7)
 Other selling expenses              92           111      (17.1)
 Depreciation and amortization       78            96      (18.8)
 Commissions                         52            87      (40.2)
 Asset impairments                   --            22     (100.0)
 Other                              455           515      (11.7)
                              ---------     ---------
   Total Operating Expenses       2,079         2,469      (15.8)
                              ---------     ---------
   Operating Income (Loss)         (370)         (228)      62.3

Other Income (Expense)
 Interest income                      7            19      (63.2)
 Interest expense                   (82)          (69)      18.8
 Interest capitalized                 3             6      (50.0)
 Other, net                           7             2         NM
                              ---------     ---------
   Other Income (Expense), Net      (65)          (42)      54.8
                              ---------     ---------
Income (Loss) Before Income Taxes
 and Cumulative Effect of
 Accounting Change                 (435)         (270)      61.1

   Provision (Credit) for
    Income Taxes                   (149)          (92)      62.0
                              ---------     ---------
Income (Loss) Before Cumulative
 Effect of Accounting Change       (286)         (178)      60.7

Cumulative Effect of Accounting
 Change, Net of Applicable
 Income Taxes                        17             7         NM
                              ---------     ---------
Net Income (Loss)            $     (269)   $     (171)      57.3
                              =========     =========

Earnings (Loss) per Common Share
 Basic
  Before Cumulative Effect
    of Accounting Change     $    (4.22)   $    (2.66)      58.6
  Cumulative Effect of
    Accounting Change        $     0.25    $     0.11         NM
                              ---------     ---------
  Net Earnings (Loss) per
    Common Share             $    (3.97)   $    (2.55)      55.7
                              =========     =========

 Diluted
  Before Cumulative Effect
    of Accounting Change     $    (4.22)   $    (2.66)      58.6
  Cumulative Effect of
    Accounting Change        $     0.25    $     0.11         NM
                              ---------     ---------
  Net Earnings (Loss) per
    Common Share             $    (3.97)   $    (2.55)      55.7
                              =========     =========

Shares Used for Computation (000)
 Basic                           67,814        67,034
 Diluted                         67,814        67,034

NM - Not Meaningful

Note 1. Certain prior year amounts have been reclassified to conform with 2002 presentation.















                        US Airways, Inc.              NEWS RELEASE
     (A Wholly-Owned Subsidiary of US Airways Group, Inc.)
             CONSOLIDATED STATEMENTS OF OPERATIONS

                         (unaudited)
                        (in millions)

                                  Three Months Ended March 31,
                              -----------------------------------
                                               2001         %
                                 2002        (Note 1)     Change
                              ---------     ---------    --------
Operating Revenues
 Passenger transportation    $    1,307    $    1,810      (27.8)
 US Airways Express
  transportation revenues           232           231        0.4
 Cargo and freight                   33            45      (26.7)
 Other                              123           147      (16.3)
                              ---------     ---------
  Total Operating Revenues        1,695         2,233      (24.1)

Operating Expenses
 Personnel costs                    821           877       (6.4)
 Aviation fuel                      168           294      (42.9)
 Aircraft rent                      121           123       (1.6)
 Other rent and landing fees         98           113      (13.3)
 Aircraft maintenance                71           115      (38.3)
 Other selling expenses              83           103      (19.4)
 Depreciation and amortization       73            91      (19.8)
 Commissions                         48            81      (40.7)
 Asset impairments                   --            22     (100.0)
 US Airways Express capacity
  purchases                         258           222       16.2
 Other                              323           409      (21.0)
                              ---------     ---------
  Total Operating Expenses        2,064         2,450      (15.8)
                              ---------     ---------
  Operating Income (Loss)          (369)         (217)      70.0

Other Income (Expense)
 Interest income                      9            22      (59.1)
 Interest expense                   (82)          (69)      18.8
 Interest capitalized                 2             4      (50.0)
 Other, net                           7             2         NM
                              ---------     ---------
  Other Income (Expense), Net       (64)          (41)      56.1
                              ---------     ---------
Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Change              (433)         (258)      67.8

  Provision (Credit) for
   Income Taxes                    (135)          (88)      53.4
                              ---------     ---------
Income (Loss) Before
 Cumulative Effect of
 Accounting Change                 (298)         (170)      75.3

Cumulative Effect of
 Accounting Change, Net of
 Applicable Income Taxes             --             7     (100.0)
                              ---------     ---------
Net Income (Loss)            $     (298)   $     (163)      82.8
                              =========     =========

NM - Not meaningful

Note 1. Certain prior year amounts have been reclassified to conform with 2002 presentation.




                       US Airways, Inc.              NEWS RELEASE
      (A Wholly-Owned Subsidiary of US Airways Group, Inc.)
   SELECTED AIRLINE OPERATING AND FINANCIAL STATISTICS (Note 1)

                         (unaudited)

                                  Three Months Ended March 31,
                                -------------------------------
                                                           %
                                   2002        2001     Change
                                  -------    -------   --------
Revenue passengers (thousands)*    11,825     14,193   (16.7)
Total revenue passenger miles
 (millions)                         9,582     11,413   (16.0)
Revenue passenger miles
 (millions)*                        9,581     11,403   (16.0)
Total available seat miles
 (millions)                        13,980     17,245   (18.9)
Available seat miles(millions)*    13,978     17,234   (18.9)
Passenger load factor*               68.5%      66.2%    2.3 pts.
Break-even load factor (Note 2)      87.7%      74.5%   13.2 pts.
Yield*                              13.64c     15.88c  (14.1)
Passenger revenue per available
 seat mile*                          9.35c     10.50c  (11.0)
Revenue per available seat mile
 (Note 2)                           10.46c     11.61c   (9.9)
Cost per available seat mile
 (Note 2)                           12.91c     12.78c    1.0
Average passenger journey (miles)*    810        803     0.9
Average stage length (miles)*         651        656    (0.8)
Revenue aircraft miles (millions)*     93        122   (23.8)
Cost of aviation fuel per gallon    68.31c     93.90c  (27.3)
Cost of aviation fuel per gallon
 (excluding fuel taxes)             62.67c     87.43c  (28.3)
Gallons of aviation fuel consumed
 (millions)                           245        313   (21.7)
Scheduled mileage completion
 factor*                             99.4%      97.6%    1.8 pts.
Number of aircraft in operating
 fleet at period-end                  310        413   (24.9)
Full-time equivalent employees at
 period-end                        33,859     44,077   (23.2)

* Scheduled service only (excludes charter service).
c cents

Note 1. Includes US Airways' "mainline" operations only.

Note 2. Financial statistics exclude the revenues and expenses generated under capacity purchase arrangements US Airways has with certain US Airways Express air carriers. Financial statistics also exclude an impairment charge of $22 million recognized during the three months ended March 31, 2001.